Exhibit 99.1

CARMAX BOARD AUTHORIZES ADDITIONAL $500 MILLION

SHARE REPURCHASE

Richmond, VA, February 1, 2013 — CarMax, Inc. (NYSE: KMX) today announced that its Board of Directors has approved a $500 million extension of its existing share repurchase program for the company’s outstanding common stock. This extension is in addition to the previously announced $300 million repurchase authorization approved by the Board on October 17, 2012. This $500 million authorization expires on December 31, 2014.

“We are happy to extend our share repurchase program,” said Tom Reedy, executive vice president and CFO. “The Board’s authorization reflects confidence in the business and our ability to deliver our stated growth plans, as well as CarMax’s ongoing commitment to shareholder value.”

Purchases under the repurchase program may be made in open market or privately negotiated transactions and are expected to comply with Securities and Exchange Commission Rule 10b-18. Purchases will be made from time to time at CarMax’s discretion and the timing and amount of any share repurchases will be determined based on share price, market conditions, legal requirements and other factors. The share repurchase program does not obligate CarMax, Inc. to acquire any particular amount of common stock, and it may be suspended or discontinued at any time. Any shares repurchased under the program will be deemed authorized but unissued shares of common stock.

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for nine consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 117 used car superstores in 58 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the twelve months ended February 29, 2012, the company retailed 408,080 used vehicles and sold 316,649 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

CarMax, Inc.

Forward-Looking Statements

This press release contains forward-looking statements about our future business and growth plans and prospects, as well as our potential share repurchase activity. These statements are based on our current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Important factors that could cause actual results to differ materially from those contained in our forward-looking statements are set forth in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

Britt Farrar, Manager, Public Relations, (804) 747-0422, ext. 3473

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